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                               File No. 333-44677
                                 Rule 424(b)(3)

                              PROSPECTUS SUPPLEMENT
                                       TO
                        PROSPECTUS DATED FEBRUARY 6, 1998

                            KEY ENERGY SERVICES, INC.

                                  50,000 SHARES
                                  COMMON STOCK

         Nabors Acquisition Corp. IV, as the selling shareholder, is hereby offering for resale fifty thousand (50,000) shares of Common stock of Key Energy Services, Inc., a Maryland corporation. All of the shares are being offered at $9.7022 per share. The shares are being offered by, and are being sold through ordinary brokerage transactions, with customary commissions being paid by the selling shareholder in connection with such resale. Key Energy will not receive any of the proceeds from the resale of the shares offered hereby.

         Key Energy's common stock is listed on the New York Stock Exchange under the symbol KEG. On September 27, 2000, the closing price of the common stock, as reported on the exchange, was $9.8125 per share.

         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" ON PAGE 4 OF OUR PROSPECTUS DATED FEBRUARY 6, 1998

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     Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is illegal.
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The date of this prospectus supplement is September 28, 2000.